Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

L3HARRIS TECHNOLOGIES, INC.

L3Harris Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

The Board of Directors of the Corporation, pursuant to Section 242 of the DGCL, has duly adopted a resolution setting forth the following amendment (the “Amendment”) to the Corporation’s Restated Certificate of Incorporation and declaring the Amendment to be advisable, and the stockholders of the Corporation have duly approved and adopted the Amendment at the annual meeting of stockholders duly called and held on April 19, 2024 in accordance with Section 222 and Section 242 of the DGCL.

The last paragraph of Article ELEVENTH of Restated Certificate of Incorporation of the Corporation shall hereby be amended and restated as follows:

No director or officer of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) with respect to directors, under Section 174 of Title 8 of the Delaware Code,  (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to officers, in any action by or in the right of the corporation. For purposes of this Article ELEVENTH, “officer” shall have the meaning provided in Section 102(b)(7) of Title 8 of the Delaware Code as the same exists or may hereafter be amended. If Chapter 1 of Title 8 of the Delaware Code is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of directors or officers of the corporation shall be limited or eliminated to the fullest extent permitted by Chapter 1 of Title 8 of the Delaware Code, as so amended.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged on its behalf by its duly authorized officer as of this 19th day of April 2024.
L3HARRIS TECHNOLOGIES, INC.

By: /s/ Scott T. Mikuen

Name:    Scott T. Mikuen
Title:        Senior Vice President,
        General Counsel and Secretary

[Signature page to Certificate of Amendment to Restated Certificate of Incorporation]

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